Exhibit 10.1

EMPLOYMENT AGREEMENT

By and Between

RASER TECHNOLOGIES, INC.

And

BRENT M. COOK

Dated as of April 4, 2008

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 4th day of April, 2008 (the "Effective Date") by and between RASER TECHNOLOGIES, INC. (the "Company"), and Brent M. Cook ("Employee"). The Company and Employee are sometimes later in this Agreement collectively referred to as the "Parties".

RECITALS

NOW THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement, the Parties agree as follows:

1. Employment and Positions.

(a) Positions. The Company employs Employee and Employee accepts employment by the Company as Chief Executive Officer for the Company for the Period of Employment specified in Paragraph 3 ("Period of Employment").

2. Services to be Rendered. The Employee shall, during the Period of Employment, serve the Company in the positions set forth in Paragraph 1 ("Employment and Positions") diligently, competently, and in conformance with the corporate policies of the Company. Employee shall have the responsibility to always act in the best interest of the Company and recognizes opportunities, ideas, and intellectual property relating to the business of the Company that are developed as an officer or employee of Raser Technologies Group, Inc. remain the property of the Company and Employee agrees to execute any and all such documents to accomplish this purpose.

In fulfilling his duties and responsibilities under this Agreement, Employee shall report to the Board of Directors of the Company.

3. Period of Employment. Employee's employment by the Company pursuant to this Agreement shall, unless sooner terminated, begin as of the 1st day of February 2008 (the "Effective Date") and continue for a period of three (3) years from the Effective Date ("Period of Employment").

4. Base Salary. At the commencement of the Period of Employment, Employee shall be paid a yearly base salary of an amount determined by the Board of Directors consistent with an annual compensation review of comparable positions of public companies. Base salary shall be paid in semi monthly installments during the Period of Employment. Base salary shall be increased to $250,000.00 at the commencement of this contract.

5. Incentive Bonus. The Board of Directors and Management will determine any incentive bonus guidelines during the Period of Employment; Employee shall have the potential to receive a bonus pursuant to the Company's bonus plan and based on performance against specific objectives of up to 70% of base salary. He may also participate in any Deferred Compensation plans, if any, as in effect from time to time. It is recognized that bonus plans are dependent upon the Corporation income performance and general performance evaluations as determined by the Board. The board reserves the right to adjust the bonus plan on a year by year basis.

6. Expense Reimbursement. The Employee shall be entitled to prompt reimbursement for reasonable expenses incurred by the Employee in performing services for the Company. Employee shall be required to provide proof and documentation of such expenditures as required by the Company.

7. Stock Options. Employee shall also be eligible to receive 100,000 additional stock options with a strike price equal to closing price on April 3, 2008, during the Period of Employment. The options will vest 1/20 every 3 months for the duration of the 5 year standard vesting period.

8. Other Benefits. In addition to the benefits previously set forth in this Agreement, Employee shall, during the Period of Employment, be entitled to the benefits described below, and as concerns all such benefit programs where years of service are a factor, to the extent permitted by law, Employee shall be given credit for his years of service with Raser Technologies prior to the implementation of any benefit program.

(a) Vacation. During the Period of Employment, Employee shall be entitled to not less than six (6) weeks of paid vacation during each calendar year according during the Period of Employment. The vacation may be carried over from year to year.

(b) Sick Leave. Leave time will be granted to the Employee that is reasonable under the circumstances and that is consistent with the Company's policies and procedures, as the same may be changed, modified or terminated for all participants from time to time.

(c) Insurance. Participation in the group insurance program of the Company as concerns life, disability, medical and dental insurance currently available to other employees as the same may be implemented, changed, modified or terminated for all participants from time to time. Employee shall be required to pay that portion of the premiums for coverage under such insurance that is payable by other employees of the Company for their insurance coverage.

(d) Retirement Plan. The Employee shall participate in the Company's Retirement Plans in accordance with the terms and provision and applicable law as the same may be implemented, changed, or terminated from time to time. Employee shall become eligible to participate in the Company's Retirement Plans at date of hire or as the Effective date of the implementation of such plans, whichever is later.

(e) Other Miscellaneous Benefits. The Company shall pay or reimburse Employee for the following miscellaneous benefits:

(i) Annual dues for association membership for relevant professional groups.

(ii) Subscription and purchase of books, journals, publications which relate to job duties and responsibilities.

9. Terms of Employment.

(a) Term. The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of paragraph 3 of this Agreement, for the Period of Employment, thus terminating on the third anniversary of the Effective Date of this Agreement, upon 30 days prior written notice from the Company to Employee. If such written notice of termination is not given, then the Employee's employment under this Agreement shall continue under the terms of this Agreement, until the Employee is terminated by the Company upon thirty (30) days prior written notice.

(b) During the Period of employment.

(i) The Employee's position, authority, duties and responsibilities shall be commensurate in all material respects with those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Effective Date or at any office which is the headquarters of the Company.

(ii) The Employee's services shall be performed at the location where the Employee was employed immediately preceding the Effective Date or at any office which is the headquarters of the Company.

10. Termination of Agreement.

(a) Termination of the Employment by Employer. Anything in this Agreement to the contrary notwithstanding , the Company shall have the following rights with respect to termination of Employee's employment.

(i) Disability. The Company may terminate Employee's employment under this Agreement if the Employee shall become unable to fulfill his duties under this Agreement, as measured by the company's usual business activities, by reason of any medically determinable physical and/or mental disability as determined by two independent physicians.

(ii) Cause. Employee's employment may be terminated for Cause. For purpose of the Agreement, "Cause" shall mean and refer to a determination made in good faith by the Company's Board of Directors that:

(1) Employee has been convicted of or has entered into a plea of guilty or nolo contendere to a felony or to any other crime, which other crime is punishable by incarceration for a period of one (1) year or longer, or which is a crime involving moral turpitude;

(2) There has been a theft, embezzlement, or other criminal misappropriation of funds by Employee, whether from the Company or any other person;

(3) Employee has willfully failed or refused to follow reasonable written policies or directives established by the Board of Directors of the Company, or Employee has willfully failed to attend to material duties or obligations of Employee's office (other than any such failure resulting from Employee's incapacity due to physical or mental illness, which is the cause or manifestation of Employee's disability), which failure or refusal continues for thirty (30) days following delivery of a written demand from the Company's Board of Directors for performance to Employee identifying the manner in which Employee has failed to follow such policy or directives or to perform such duties.

iii) Termination pursuant to this Paragraph 9 shall be effective as of the Effective Date of the notice by the Board of Directors to Employee that it has made the required determination, or at such other subsequent date, if any specified in such notice.

iv) Death. If the Employee dies during the term of this Agreement, his personal representative or designated survivor shall receive all of the salary and benefits provided hereunder for the remaining term of this Agreement, but in no event shall his designated survivor receive less than 12 months salary.

b) Termination by Employee.

i) With Good Reason. Employee shall have the right to terminate his employment under this Agreement and any time for Good Reason, provided Employee has delivered written notice to the Company which briefly describes the facts underlying Employee's belief that "Good Reason" exist and the Company has failed to cure such situation within thirty (30) days after effective date of such notice. For purposes of the Agreement, "Good Reason" shall mean and consist of:

1) a material breach by the Company of its obligations under this Agreement;

2) the assignment to Employee of duties that are materially inconsistent with, or that constitute a material alteration in the status of his responsibilities set forth in this Agreement, as an employee of the Company;

3) a reduction by the Company of Employee's Base Salary below the Base Salary set forth in Paragraph 5 ("Base Salary");

4) without Employee's prior written consent, the transfer or relocation of Employee's place of employment to any place other than the Salt Lake City/ Provo metropolitan area, except for reasonable travel on the business of the Company; or

5) upon the consummation of a sale of all or a substantial portion of the assets of the Company not in the usual regular course of the business of the Company in which sale the acquiring company did not assume all the obligations of the Company under this Agreement.

11. Confidential Information. The Employee shall hold in fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses, which have been obtained by the Employee during the Employee's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts of the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee's employment with the Company, the Employee shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company. In no event shall an asserted violation of the provisions of this section constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under the provisions of this Agreement.

12. Inventions.

(a) Assignment. Without further consideration, the Employee shall fully and promptly report to the Company all ideas, concepts, inventions, discoveries, formulas, and designs conceived or produced by the Employee at any time during the Period of Employment relating to the Company's trade or business, whether alone or with other and whether patentable or unpatentable (collectively, "Inventions" pertaining directly or indirectly to the business of the Company as conducted by the Employee at any time during the Employment Period) and shall assign and hereby does assign to the Company or its nominee the Employee's entire right, title and interest in and to all such Inventions.

(b) Cooperation. The Employee shall take all reasonable action requested by the Company to protect or obtain title to any and all United States and/or foreign patents on any such Inventions, including execution and delivery of all applications, assignments and other documents deemed necessary or desirable by the Company, provided that the Company shall reimburse the Employee for all expenses incurred by the Employee in connection with such execution and delivery.

13. Non-Competition after Termination.

(a) Acknowledgment. The Employee acknowledges that his services and responsibilities are of a particular significance to the Company and that his position with the Company does and will continue to give him and intimate knowledge of its business. Because of this, it is important to the Company that the Employee be restricted from the competing with the Company in the event of the termination of his employment.

(b) Agreement. The Employee agrees that, in addition to any other limitations, for a period of one (1) year after the termination of his employment under this Agreement, the Employee will not directly or indirectly compete with the Company or its business within the continental United States of America.

14. Severance Pay. If the Employee does not continue in the employ of the Company after the termination of this Agreement, whether or not the Employee is offered or continues employment by the Company, Company shall pay to Employee, no later than two months after termination, the sum of one year's annual Base Wages. The Employee shall not be required to mitigate the amount of the payment provided for in this section by seeking other employment or otherwise; nor shall the amount of the payment be reduced by any compensation earned by the Employee as a result of the employment by another employer after termination or otherwise.

15. Dispute Resolution. In the event of an unresolved dispute regarding the termination of this contract, the employee waives his right to a trail by jury and agrees to participate in a hearing by a judge. Each party will be responsible for their respective legal fees.

16. Indemnification. The Company shall release, indemnify and hold harmless the Employee against and from any and all loss, claims, actions or suits, including costs and attorney's fees, both at trial and on appeal, resulting from or arising out of or in any way connected with the Employee's acts as an employee of the Company.

17. Miscellaneous. Any notice or other communications required or permitted to be given to the parties hereto shall be deemed to have been given when received, addressed as follows (or at such other address as the party addressed may have substituted by notice pursuant to this Section):

(a) If to the Company:

Raser Technologies, Inc.

5152 North Edgewood Dr.

Suite 375

Provo, UT 84604

Attn: Chief Financial Officer

(b) If to Employee:

Brent M. Cook

18. Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Utah.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date written above.

Brent M. Cook

/s/ Brent M. Cook

_____________________________

Brent M. Cook

_____________________________

Chief Executive Officer

Raser Board

/s/ Lee A. Daniels

_____________________________

Lee A. Daniels

_____________________________

Chairman of the Compensation Committee

Raser Technologies, Inc.

/s/ Martin F. Petersen

_____________________________

Martin F. Petersen (dated 5/13/08)

_____________________________

Chief Financial Officer